CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2009, relating to the consolidated financial statements, the related financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ UHY LLP
Houston, Texas
November 12, 2009